Contact:
Yuhe International, Inc.	CCG Elite Investor Relations Inc.
Mr. Zhentao Gao, CEO	Mr. Crocker Coulson, President
Phone: +86-536-7363-688	Phone: +1-646-213-1915 (New York)
Email: yuhe7363688@163.com	Email: crocker.coulson@ccgir.com
www.yuhegroup.com	www.ccgelite.com

Yuhe International Inc. Reports First Quarter 2008 Results

Weifang, Shandong Province, P.R.C. May 22, 2008 - Yuhe International Inc. (OTC BB: YUII) (“Yuhe” or “the Company”), a leading supplier of day-old chickens raised for meat production, or broilers, in the People’s Republic of China (“PRC”), today announced its financial results for the first quarter ended March 31, 2008.

Yuhe’s reported financial statements represent the consolidated results of Weifang Yuhe Poultry Co. Ltd. (“Weifang”) and Weifang Taihong Feed Co. Ltd. (“Taihong”), the Company’s two operating subsidiaries, from February 1, 2008 to March 31, 2008. For comparison purposes, the Company has provided a pro forma consolidated statement of operations for Weifang and Taihong for both three month periods ended March 31, 2008 and 2007. These pro forma results are discussed in this release, together with a reconciliation to the reported financial information (table 4 below). Pro forma results are presented and discussed because the Company considers them useful for investors as more indicative of the underlying performance of the business as currently constituted for the quarter ended March 31, 2008.

First Quarter 2008 Highlights

•	Net revenue for the quarter was $1.1 million; pro forma net revenue decreased 12.8% to $2.6 million from $3.0 million

•	Gross profit for the quarter was $0.2 million; pro forma gross profit increased by $0.5 million to $0.4 million

•	Operating loss was $0.1 million; pro forma operating income increased $0.5 million to $0.2 million

•	Net loss was $0.3 million, or $0.03 per basic and fully diluted share, pro forma net loss improved to $0.1 million, or $0.01 per basic and fully diluted share

“Despite a decrease in our sales volume due to low productivity from our breeders, favorable market conditions, including strong demand and sales prices which have almost doubled over the last year have minimized the negative impact to our bottom line,” stated Mr. Zhentao Gao, Yuhe’s CEO. “As we anticipate both higher productivity levels from a more mature breeder stock and the continued expansion of our facilities, we expect a significant improvement in our financial performance in the near future.”

First Quarter 2008 Results

Total reported revenue for the first quarter of 2008 equaled $1.1 million. Pro forma revenue was $2.6 million, down 12.8% from $3.0 million in the three month period ended March 31, 2007. The decrease in total revenue was attributable to a decrease in sales volume of the Company’s day-old broilers by 4 million birds, or 59.0%, from 8.8 million birds for the first three months ended March 31, 2007. The drop in sales volume was a result of low productivity of the breeder stock, much of which had not reached maturity level in the first quarter of 2008. The decrease in sales volume was offset by the 99% increase in average sales price as the selling price of day-old broilers saw a steady rise from $0.3165 per bird for the three months ended March 31, 2007 to approximately $0.63 per bird for the three months ended March 31, 2008. The price growth was primarily the result of an increase in the general demand for high-grade day-old broilers in northern China, which in turn was largely driven by China’s continued economic expansion.

Cost of goods sold for the first quarter of 2008 was $0.9 million. Pro forma cost of goods sold decreased by $0.9 million, or 27.5%, to $2.2 million from $3.1 million in the same period of 2007. The main reason for a decrease in the pro forma cost of goods sold was the decrease in sales volume previously mentioned. As a percentage of pro forma net revenues, pro forma cost of goods sold decreased from 102.5% for the three months ended March 31, 2007 to 85.3% for the same period in 2008. This was due to an increase in the average selling price per bird.

Gross profit for the first quarter was $0.2 million. Pro forma gross profit for the first quarter of 2008 was $0.4 million, an increase of $0.5 million compared to a pro forma gross loss of $0.1 million for the period ended March 31, 2007. Pro forma gross margin for the first quarter of 2008 was 14.7%. This increase was mainly attributable to the rise in the average selling price per bird as well as a decrease in costs as mentioned above.

Reported operating loss for the first quarter of 2008 totaled $0.1 million. Pro forma operating income for the period was $0.2 million, an increase of $0.5 million from a pro forma operating loss of $0.3 million the first quarter of 2007. This was primarily due to a decrease in pro forma general and administrative expenses of $0.06 million, or 30.1%, to $0.14 million for the three month period ended March 31, 2008 from $0.2 million in the same period in 2007, due to more efficient control over these expenses by management.

Net loss for the three months ended March 31, 2008 was $0.3 million or $0.03 per basic and fully diluted share. Pro forma net loss for the same period was $0.1 million, or $0.01 per basic and fully diluted share, a decrease of $0.6 million from a net loss of $0.7 million, or $0.08 per basic and fully diluted share, in the same period a year earlier.

Financial Condition

As of March 31, 2007, the Company had $3.0 million in cash and cash equivalents, as well as $1.8 million in restricted cash, working capital of $1.6 million and a current ratio of 1.66. The Company has $28.3 million in shareholders’ equity compared to $2.0 million at December 31, 2007.

Business Outlook

“In 2008, we expect to increase our revenue generated from our day-old broiler sales to $28.4 million. We are planning to expand our capacity by adding more parent breeders and breeding farms in the future to meet the increasing demand in the broiler industry. We are on track to complete the first phase of our expansion plan and expect to achieve net income of 9.0 million in 2008,” Stated Mr. Zhentao Gao. “In the highly fragmented broiler industry, it is our goal to be the number one supplier of day old broilers in China.”

About Yuhe International, Inc.

Founded in 1996, Yuhe is the second largest day-old broiler breeder in China. The Company’s main operations involve breeding, as all broilers are sold within a day of hatching. With headquarters in Weifang, Shandong province, the Company has modern facilities and is led by an experienced team which includes experts in chicken breeding, disease prevention and animal husbandry science. Yuhe has two operational subsidiaries, Weifang Yuhe Poultry Co. Ltd. and Weifang Taihong Feed Co. Ltd. which largely supplies the Company’s internal demand for chicken feed. Currently, 85% of the Company’s sales are in Shandong province with a customer base of 27 local agents. The Company has imported state-of-the-art equipment from the United States, Germany and Japan and has passed ISO9001 certification, allowing it to adhere to international standards of operation. For more information on the Company and its products, please visit http://www.yuhepoultry.com.

Safe Harbor Statement

This press release contains certain statements that may include 'forward-looking statements' within the meaning of federal securities laws. All statements, other than statements of historical facts, included herein are 'forward-looking statements'. Although the Company believes that the expectations reflected in these forward-looking statements are reasonable, they do involve assumptions, risks and uncertainties, and these expectations may prove to be incorrect. You should not place undue reliance on these forward-looking statements, which speak only as of the date of this press release. The Company's actual results could differ materially from those anticipated in these forward-looking statements as a result of a variety of factors, including the Company’s ability to successfully expand its market presence and those discussed in the Company's periodic reports that are filed with and available from the Securities and Exchange Commission. All forward-looking statements attributable to the Company or persons acting on its behalf are expressly qualified in their entirety by these factors. Other than as required under the securities laws, the Company does not assume a duty to update these forward-looking statements.

-Financial Tables Follow-

Table 1

YUHE INTERNATIONAL INC.
(Formerly known as First Growth Investors Inc.)

CONDENSED CONSOLIDATED STATEMENTS OF INCOME AND COMPREHENSIVE INCOME
(Stated in US Dollars)
	For The Three Months Ended
	March 31,
	2008	2007
Net revenues	$1,103,551	$-

Cost of revenue	(874,707)	-
Gross profit	228,844	-

Operating Expenses
Selling expenses	(48,540)	-
General and administrative expenses	(247,824)	-

Total operating expenses	(296,364)	-

Loss from operations	(67,520)	-

Non-operating income
Interest income	158	-
Other income	5,900	-
Interest expenses	(180,474)	-
Other expenses	(30,545)	-

Total other expenses	(204,961)	-

Net loss before income taxes	(272,481)	-
Income taxes	-	-

Net loss	$(272,481)	$-

Other comprehensive income
Foreign currency translation	417,921	-
Comprehensive income	$145,440	$-

Loss per share	$(0.03)	$-

Weighted average shares outstanding	10,146,353	8,626,318

Table 2

CONDENSED CONSOLIDATED BALANCE SHEETS
(Stated in US Dollars)
	March 31,	December 31,
	2008	2007
ASSETS
Current assets:
Cash and cash equivalents	2,988,595	$1,050,168
Restricted cash	1,750,000	-
Accounts receivables, net of allowances of $17,677	1,510	-
Prepaid expenses	38,577	-
Inventories	7,149,839	-
Note receivables, net	11,338,839	-
Advances to suppliers	862,088	-
Total current assets	24,129,448	1,050,168

Deposits paid	1,144,790	-
Other receivables, net	266,406	-
Unlisted investments	286,235	-
Plant and equipment, net	15,531,164	-
Intangible assets, net	2,888,025	-
Due from related companies	4,076,065	1,000,000
Due from directors	253,558	-
Deferred expenses	588,903	-
Total assets	49,164,594	$2,050,168

LIABILITIES AND STOCKHOLDERS' EQUITY

Current liabilities:
Accounts payable	4,685,185	$-
Current portion of long term loans	4,485,774	-
Loan payable	2,408,464	-
Payroll and payroll related liabilities	664,840	-
Accrued expenses	1,066,098	70
Advances from customers	156,340	-
Other tax payables	138,152	-
Due to related companies	953,507	2,210
Total current liabilities	14,558,360	2,280
Non-current liabilities
Long-term loans	6,308,564	-
Total liabilities	20,866,924	2,280

Shareholders' Equity
Preferred stock, $.001 par value, 1,000,000 shares
authorized,
no shares issued and outstanding	-
Common stock at $.001 par value; authorized 500,000,000
shares authorized, 15,543,330 and 8,626,318
equivalent shares issued and outstanding	15,543	8,626
Additional paid-in capital	29,542,836	2,041,474
Stock Subscription Receivable	(1,403,937)	-
Accumulated deficits	(274,693)	(2,212)
Accumulated other comprehensive income	417,921	-
Total stockholders' equity	28,297,670	2,047,888
Total liabilities and stockholders' equity	49,164,594	$2,050,168

Table 3

CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
(Stated in US Dollars)
	For The Three Months Ended
	March 31,
	2008	2007
Cash flows from operating activities
Net loss	$(272,481)	$-

Adjustments to reconcile net income to net cash used in
operating activities:
Depreciation	244,464	-
Amortization	10,414	-
Allowances for bad debt	(13,145)	-
Changes in operating assets and liabilities:
Advances to suppliers	(538,226)	-
Prepaid expenses	(10,333)	-
Deposits paid	(2,801)	-
Inventories	(2,366,280)	-
Accounts payable	(222,125)	-
Payroll and payroll related liabilities	104,323	-
Accrued expenses	569,571	-
Advances from customers	(56,979)	-
Other tax payables	9,383	-

Net cash used in operating activities	(2,544,215)	-

Cash flows from investing activities
Deposits paid and acquisition of property, plant and
equipment	(248,616)	-
Acquisition of subsidiaries	(10,255,416)	-
Advances to notes receivables	(11,726,770)	-
Advances to related parties receivables	(208,458)	-

Net cash used in investing activities	(22,439,260)	-

Table 4

Pro Forma Consolidated Statement of Operations

	For the three	For the three	For the three
	months ended	months ended	months ended
	March 31	March 31	March 31
	2008	2008	2007
	(As reported)	(Pro forma)	(Pro forma)
Sales revenue	1,103,551	2,596,883	2,978,138
Costs of goods sold	874,707	2,213,940	3,052,796
Gross profit (loss)	228,844	382,943	(74,658)
Selling expenses	48,540	77,576	62,160
General and administrative expenses	247,824	143,178	204,847
Operating (loss) income	(67,520)	162,189	(341,665)
Interest income	158	162	16
Other income	5,900	5,900	-
Interest expenses	180,474	266,757	271,279
Other expenses	30,545	30,545	37,338
Income taxes	-	-	-
Net income (loss)	(272,481)	(129,051)	(650,266)

The pro forma financial information above was prepared based on the unaudited financial results for the Company’s Weifang and Taihong subsidiaries for the three month periods ended March 31, 2008 and 2007.

The pro forma financial information has been prepared based upon available information and assumptions that the Company believes are reasonable. However, the pro forma financial information is presented for illustrative and informational purposes only and does not purport to represent the Company’s actual results during the corresponding reporting periods nor is it necessarily indicative of the Company’s future performance.

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